Exhibit 10.1

Execution Version

SECURED DEMAND NOTE

$29,750,000.00	July 30, 2024

1. For value received, and on demand, or if no demand be sooner made, then on the Maturity Date, the undersigned, Mobile Energy Rentals LLC, a Texas limited liability company having an office at 2929 Buffalo Speedway, A1204, Houston, Texas 77098 (the “Maker”), promises to pay to the order of Solaris Oilfield Infrastructure, LLC, a Delaware limited liability company (the “Payee”), at its offices at 9651 Katy Freeway, Suite 300, Houston, Texas 77024 or at such other place as the Payee may designate in writing to the Maker, in lawful money of the United States of America, the principal sum of TWENTY NINE MILLION SEVEN HUNDRED FIFTY THOUSAND US DOLLARS ($29,750,000.00) (the “Principal Amount”), together with interest on the unpaid balance of said Principal Amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), in like money, at said office, at a rate per annum equal to the Note Rate. The Maker and the Payee acknowledge and agree that the holder hereof may demand payment at any time and from time to time prior to payment in full by the Maker and for any reason whatsoever (including but not limited to reasons unrelated to the Maker’s ability to pay any amounts due under or in respect of this Secured Demand Note (this “Note”)) or for no reason whatsoever; provided, however, no payment shall be due and payable under this Note prior to the Maturity Date. All past due principal of and interest on this Note shall bear interest from the due date thereof (whether by demand or otherwise) until paid at a per annum rate equal to twelve percent (12%).

This Note evidences the unpaid principal balance, and accrued unpaid interest thereon, of a loan made by the Payee to the Maker for the purpose of allowing the Maker to satisfy certain of the Maker’s progress payment obligations for the purchase of generators by the Maker (the “Vendor Obligations”) from vendors. The Maker acknowledges and agrees that this Note and the indebtedness evidenced hereby are valid and enforceable obligations of the Maker, regardless of whether the Payee remits the proceeds of the loan described in the preceding sentence (i) to the Maker or (ii) to any vendor, supplier, contractual counterparty or other third person designated by Maker to whom Vendor Obligations are owed or payable by the Maker.

2. Interest on the unpaid principal balance from time to time remaining outstanding shall be payable upon the maturity of this Note, howsoever such maturity may be brought about, whether on demand, upon the occurrence of the Maturity Date or otherwise.

3. The Maker’s obligations under this Note are secured by a perfected, first priority security interest in substantially all of the assets of the Maker, which assets are described as the collateral and specified in the Security Agreement dated as of the date hereof, entered into by the Maker in favor of the Payee (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Security Agreement”).

4. The Maker shall have the right and privilege at any time and from time to time of prepaying all or any part of this Note without premium or penalty.

5. As used in this Note, the following terms have the respective meanings set forth below:

“Governing Law” shall mean the laws of the State of Texas.

“Highest Lawful Rate” means the maximum lawful nonusurious rate of interest (if any) which under the Governing Law the Payee is permitted to charge the Maker on this Note from time to time.

“Maturity Date” means December 6, 2024.

“Note Rate” shall mean a per annum rate of interest (computed on the basis of the actual number of days elapsed (including the first but excluding the last day) over a year of 365 or 366 days, as the case may be), equal to ten percent (10%).

6. It is the intent of Payee and the Maker in the execution and performance of this Note to remain in strict compliance with the Governing Law from time to time in effect. In furtherance thereof, Payee and the Maker stipulate and agree that none of the terms and provisions contained in this Note or any document relating to this Note, shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Highest Lawful Rate. The Maker shall never be required to pay interest at a rate or in an amount in excess of the Highest Lawful Rate, and the provisions of this paragraph shall control over all other provisions of this Note and of any other instrument pertaining to or securing this Note. If this Note is prepaid or the maturity of this Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under this Note would exceed the Highest Lawful Rate, or in the event Payee or any holder of this Note shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest that would, in the absence of this provision, increase the effective rate or amount of interest payable under this Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under the Governing Law then in effect, then the Principal Amount of this Note or the amount of interest which would otherwise be payable under this Note or both shall be reduced to the amount allowed under the Governing Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Highest Lawful Rate shall immediately be returned to or credited to the account of the Maker upon such determination. All calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Note which are made for the purpose of determining whether such rate or amount exceeds the Highest Lawful Rate or amount, shall be made, to the extent permitted by the Governing Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest at any time contracted for, charged, taken, reserved or received from the Maker or otherwise by Payee or the holders of this Note.

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7. If this Note is collected by suit or through the bankruptcy court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection (whether or not legal proceedings are commenced), then the Maker agrees to pay, in addition to all other amounts owing hereunder, the collection costs and reasonable attorney’s fees of the holder hereof.

8. The Maker and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon, and further agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect thereto, without notice thereof to any of them.

9. This Note, the Security Agreement and any claim, controversy, dispute or cause of action (whether sounding in tort or otherwise) based upon, arising out of or relating hereto or thereto and the transactions contemplated hereby and thereby shall be governed by and construed and enforced in accordance with the Governing Law, without regard to principles of conflicts of laws. Venue for any dispute related hereto shall be proper in Harris County, Texas.

10. This Note and the Security Agreement constitute the entire agreement between the Maker and the Payee with respect to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, with respect thereto. There are no unwritten or oral agreements between Maker and Payee.

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IN WITNESS WHEREOF, the Maker has executed this Note as of the date first above written.

Mobile ENERGY Rentals LLC

By:	/s/ C. Ross Bartley
Name:	C. Ross Bartley
Title:	Chief Financial Officer

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